UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)
June 21, 2011 (June 15, 2011)
THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of principal executive offices and zip code)
(225) 932-2500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 15, 2011, The Shaw Group Inc., a Louisiana corporation (the “Company”) entered into the unsecured Second Amended and Restated Credit Agreement (the “Restated Credit Agreement”), dated June 15, 2011, among the Company, as borrower; subsidiaries of the Company signatory thereto, as guarantors; BNP Paribas, as administrative agent (the “Administrative Agent”); and the other agents and lenders signatory thereto, whereby the parties thereto amended and restated the Amended and Restated Credit Agreement dated September 24, 2009 (previously filed as Exhibit 0.1 to the Company’s Current Report on Form 8-K filed September 25, 2009). Capitalized terms not defined herein have the meanings specified in the Restated Credit Agreement.
The Restated Credit Agreement provides lender commitments of $1,450.0 million, all of which is available for the issuance of performance letters of credit. Of the $1,450.0 million in commitments, a sublimit of $1,250.0 million is available for the issuance of financial letters of credit and/or borrowings for working capital needs and general corporate purposes. The Restated Credit Agreement releases all collateral securing the previous agreement and extends the expiration of commitments through June 15, 2016. The Restated Credit Agreement continues to require guarantees by the Company’s material domestic subsidiaries.
The Restated Credit Agreement allows the Company to seek up to $250 million of new or increased lender commitments under this facility subject to the consent of the Administrative Agent and/or seek other unsecured supplemental credit facilities of up to an aggregate of $500 million, all of which is available for the issuance of performance and financial letters of credit and/or borrowings for working capital needs and general corporate purposes. Additionally, the Company may pledge up to $300.0 million of its unrestricted cash on hand to secure additional letters of credit incremental to amounts available under the facility, provided that the Company and its subsidiaries have unrestricted cash and cash equivalents of at least $500.0 million available immediately following the pledge. The Restated Credit Agreement contains a revised pricing schedule with respect to letter of credit fees and interest rates payable by the Company.
The Restated Credit Agreement contains customary financial covenants that are effective May 31, 2011, and other restrictions including: an (1) interest coverage ratio; (2) leverage ratio; (3) maximum allowable amounts, certain threshold triggers, certain additional exceptions with respect to the dividend, stock repurchases, investment, indebtedness, lien, asset sale, letter of credit, and acquisitions; and (4) additional covenants, thus providing the Company with continued financial flexibility in business decisions and strategies. The Restated Credit Agreement contains defaulting lender provisions.
The Restated Credit Agreement limits the Company’s ability to declare or pay dividends or make any distributions of capital stock (other than stock splits or dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock. If unrestricted cash and cash equivalents after giving effect to any dividend or stock repurchase is at least $500.0 million, the Company is limited to aggregate dividend payments and/or stock repurchases during the life of the Restated Credit Agreement to $500.0 million. In situations where the Company’s unrestricted cash and cash equivalents is less than $500.0 million, its ability to pay dividends or repurchase its own shares is limited to $50.0 million per fiscal year. The $500.0 million stock repurchase program completed by the Company in May 2011 was accomplished under the provisions of the previous agreement and therefore does not reduce any availability under the current Restated Credit Agreement to declare or pay dividends or make any distributions of capital stock (other than stock splits or dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock.

The foregoing is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On June 16, 2011, the Company issued a press release announcing the Second Amended and Restated Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
In accordance with General Instruction B.2 of this Current Report on Form 8-K, the information presented herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, except as previously set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed or furnished (in the case of Exhibit 99.1) with this Current Report on Form 8-K.
10.1 The Second Amended and Restated Credit Agreement dated June 15, 2011, among the Company, as borrower; the subsidiaries of the Company signatories thereto, as guarantors; BNP Paribas, as administrative agent and the other agents and lenders signatory thereto.
99.1 Press release dated June 16, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC. (Registrant)
Date: June 21, 2011	By:	/s/ Brian K. Ferraioli
Executive Vice President and
Chief Financial Officer

THE SHAW GROUP INC.
EXHIBIT INDEX
Form 8-K
June 21, 2011

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of June 15, 2011, among the Company, as borrower; the Company’s subsidiaries signatories thereto, as guarantors; BNP Paribas, as administrative agent; and the other agents and lenders signatory thereto.

99.1	Press release dated June 16, 2011